BY COURIER AND FACSIMILE: +1 704-948-2691
Orthofix International N.V.
10115 Kincey Avenue
Suite 250
Huntersville, North Carolina 28078
U.S.A.

Curaçao, 2 August 2006

Dear Sirs,

We have acted as Netherlands Antilles counsel to Orthofix International N.V., a corporation organized and existing under the laws of the Netherlands Antilles (the “Company”), in connection with the Company's Registration Statement on Form S-8 to be filed under the Securities Act of 1933, as amended, with the Securities and Exchange Commission in Washington, D.C., U.S.A., in connection with the registration of 200,000 Common Shares of the par value of US$ 0.10 each in the capital stock of the Company, issueable by the Company pursuant to certain Performance Accelerated Stock Options Agreements dated as of 20th November 2003 (the “Agreements”).

In our capacity as Netherlands Antilles counsel we have examined a draft of the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission in August 2006 and we have also examined the Articles of Association, as amended, of the Company and originals or copies of such corporate records of the Company, certificates of public officials and of the Directors and other representatives of the Company, and such other documents as we have deemed necessary as a basis for the opinion hereinafter expressed.

In our examination of the documents referred to above and in expressing our opinion, we have assumed without independent verification of any kind:

(i)	the genuineness of all signatures on all documents we have reviewed;

(ii)	the authenticity of all such documents submitted to us as originals;

(iii)	the conformity with the originals of all documents submitted to us as certified, facsimile or photo static copies; and

(iv)	the due authority of the parties authenticating such documents;

(v)	that the Board Resolutions (as defined below) have not been amended, cancelled or revoked.

In rendering the following opinion we are opining on the matters hereinafter referred to only insofar as they are governed by the laws of the Netherlands Antilles as currently in effect. We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Netherlands Antilles.

Orthofix International N.V.
[ ] 2006

Based upon and subject to the foregoing and having due regard for such legal consideration as we deem relevant, we are of the opinion, that:

1.
The Company is a corporation duly organized, validly existing and in good standing under the laws of the Netherlands Antilles with the corporate power and authority under such laws to own, lease and operate its properties and to conduct its business as described in article 2 of the Articles of Association. The Company has been duly registered with the Chamber of Commerce and Industry at Curaçao, Netherlands Antilles under number 47379.

2.
The Common Shares to be made available by the Company to the participants pursuant to the provisions of the Agreements have been duly authorized and when issued and paid for in accordance with the terms of the Agreements will be fully paid and non-assessable; and all corporate action required to be taken for the authorization and issue of such Common Shares has been validly and sufficiently taken by the Board of Directors of the Company on 6 June 2006, (the “Board Resolutions”).

3.	Under the laws of the Netherlands Antilles, no personal liability will attach to the holders of the Common Shares if and when issued solely by reason of their ownership thereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

This opinion is delivered to you and may not be relied upon or used by you and your counsel for any other purpose, or by any other person, without our written consent.

Sincerely yours,

/s/ Willem van Bokhorst

Willem van Bokhorst